Exhibit 99.3

                      [Letterhead of Merrill Lynch, Pierce,
                          Fenner & Smith Incorporated]

James River Corporation of Virginia
120 Tredegar Street
Richmond, Virginia

Members of the Board of Directors:

                 We hereby consent to the use of our opinion letter dated May 4, 1997 to the Board of Directors of James River Corporation of Virginia ("James River") included as Appendix E to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of James River Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of James River, with Fort Howard Corporation, a Delaware corporation, and to the references to such opinion in such Joint Proxy Statement-Prospectus. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               /s/  Merrill Lynch, Pierce,
                                                    Fenner & Smith, Inc.
                                               ---------------------------------
                                                    By: Managing Director
                                                        Investment Banking Group

June 26, 1997